Exhibit 99.1

Tianli Agritech Reports Record 2010 Results

Revenue up 70% to $21.3 million
Net Income up 80% to $8.2 million
Earnings per Share of $0.90

WUHAN CITY, CHINA--(Marketwire - 3/17/11) - Tianli Agritech, Inc. (NASDAQ:OINK - News), a leading producer of breeder and market hogs headquartered in Wuhan City, China, today announced its financial results for the year and the quarter ended December 31, 2010.

2010 Financial Highlights

●	Revenue was $21.3 million, representing an increase of 70% as compared to 2009 due to the increase of the number of hogs sold and higher price levels
●
Breeder hog revenue increased 82%, while market hog revenues increased 62% over the comparable 2009 levels.  Breeder revenue, which has a higher margin, comprised 42% of the Company’s 2010 revenue, up from the 2009 level of 39%.

●
Gross profit in 2010 increased to $9.2 million from $4.8 million in 2009, an increase of 91%.  Gross margin increased to 43.2%, up from the 38.2% level of 2009, reflecting the benefit of the higher breeder revenue mix and improved pricing.

●	Net income for 2010 was $8.2 million, up 80% from $4.5 million in 2009, resulting in earnings per share of $0.90 for the year.

Summarized Full Year 2010 Results (Dollar Figures Rounded – Percentages based on Actual Results)
	2010	2009	Increase
Sales	$21.3 million	$12.6 million	70%
Gross Profit	$9.2 million	$4.8 million	91%
Selling, General and Administrative Expenses	$1.2 million	$0.4 million	181%
Net Income	$8.2 million	$4.5 million	80%
EPS*	$0.90	$0.56	61%
* EPS calculations are based on the weighted average of 9,024,600 shares outstanding during 2010 and 8,125,000 shares outstanding during 2009, reflecting the effect of the Company’s July 2010 IPO.

Breeder hog revenues in 2010 increased by 82% over the comparable 2009 period, and comprised 42% of the Company’s total revenue for the year. The Company’s sales of 33,033 breeder hogs in 2010 represented a 90% increase over the corresponding 2009 results, while the unit sales of market hogs increased by approximately 37%.  The total increased volume of hogs sold in 2010 resulted in approximately $7.2 million of the Company’s $8.7 million revenue increase in 2010, while the increased average revenue per hog sold contributed approximately $1.5 million to the increased revenue.  The average selling price for breeder hogs in 2010 was $268 as compared to $280 in 2009, reflecting the increased number of breeding sows replaced and sold in 2010, at a lower price than normal breeders.  The average selling price of market hogs was $190 as compared to $161 in 2009.

Sales by Products
 (Dollar Figures Rounded – Percentages based on Actual Results)

	2010		2009
Products	No. of Hogs Sold	Sales Revenues	No. of Hogs Sold	Sales Revenues
Breeder Hogs	33,033	$8.8 million	17,367	$4.9 million
Market Hogs	65,295	$12.4 million	47,817	$7.7 million
Total	98,298	$21.3 million	65,184	$12.6 million

The gross margin on the sales of breeders declined slightly to 55% from the prior year level of 59% due to the impact of the sales of breeding sows mentioned above, while the market hog margin increased to 35% from last year’s level of 25%, reflecting the benefit of higher prices being only partially offset by higher feed costs.

Operating expenses in 2010 were $1.2 million as compared to $0.4 million in 2009.  This increase is largely attributed to the costs associated with the growth of the capacity of the Company’s farms and the additional costs pertaining to the Company’s now being a public company. Separately, the Company also benefited from subsidies in 2010 of $0.2 million, equivalent to that received in 2009.

As an agricultural company, Tianli is exempt from Chinese Enterprise Income Taxes (“EIT”) and value added tax (“VAT”).

Net income for the 2010 year ended December 31, 2010 was $8.2 million, up 80% from $4.5 million in 2009, resulting in 2010 earnings per share of $0.90 for the year based on 9.0 million average diluted shares outstanding.

Tianli's Chairwoman and CEO, Ms. Hanying Li, stated, "I am pleased that Tianli finished its first year as a public company with such strong results.  We look forward to the Company’s continued growth in 2011 as we are now benefiting from the production of our ninth farm and we are in the process of stocking our tenth farm, acquired in late December of 2010, with breeding sows.  Our recent announcement of the pending acquisition of the AnPuluo farm, which would be our eleventh farm, illustrates how we are utilizing the funds provided by our IPO to seek out very attractive expansion opportunities, thus positioning the Company to benefit from China’s strong demand for pork products.”

Fourth Quarter 2010 Overview

Summarized Fourth Quarter 2010 Results (Dollar Figures Rounded – Percentages based on Actual Results)
	Q4 2010	Q4 2009	Increase
Sales	$5.8 million	$3.4 million	72%
Gross Profit	$2.5 million	$1.5 million	67%
Selling, General and Administrative Expenses	$0.4 million	$0.1 million	317%
Net Income	$2.2 million	$1.4 million	56%
EPS*	$0.21	$0.17	25%
* EPS calculations are based on the weighted average of 10,125,000 shares outstanding during Q4 2010 and 8,125,000 shares outstanding during Q4 2009, reflecting the effect of the Company’s July 2010 IPO.

Sales for the fourth quarter of 2010 were $5.8 million, an increase of 72%, with breeder hog and market hog revenues increasing by 58% and 82%, respectively. The Company sold a total of 25,762 hogs, consisting of 10,093 breeder hogs and 15,699 market hogs in the quarter.

In the fourth quarter of 2010, gross profit was $2.5 million a 67% increase over the same period last year  and Gross margin was 42.7% compared to 44.0% over the same period last year, reflecting a slightly higher mix of breeder sales in the fourth quarter of 2009.

Selling, general and administrative expenses were $0.4 million and $0.1 million in the fourth quarter of 2010 and 2009, respectively. The 2010 expenses reflect the increased costs due to the growth of the Company’s operations, as well as higher expenses resulting from Tianli now being a public company.

Net income for the three months ended December 31, 2010 was approximately $2.2 million, up 56% from the same period last year. Earnings per fully diluted share was $0.21 compared to $0.17 last year, reflecting the higher 2010 share count resulting from the Company’s July IPO.

Operational Overview

Tianli sells breeder hogs, which are used by other hog farms for their production purposes, and market hogs, which are sent to pork processing facilities for preparation of fresh, refrigerated or frozen pork products for sale to consumers.  Tianli has concentrated on the breeder hog market and is continually improving the genetics and nutrition associated with the raising of its hogs.  The gross margin for breeder hogs is higher than that of market hogs due to the higher price that quality breeder hogs can generate, as well as the lower feed and other costs as breeder hogs are generally sold at a younger age than market hogs.  One of the methods that Tianli utilizes to improve the health of its hogs is its proprietary probiotic enhanced premix feed.  The Company believes that its proprietary feed has enabled it to increase feed absorption, decrease mortality, and incur less veterinary and medicine costs, and thus increase its operating profits.

Financial Position

As of December 31, 2010, the Company had $8.0 million in cash, compared to $2.0 million as of December 31, 2009. Working capital was $13.0 million, up from $2.1 million as of December 31, 2009.  As the Company conducts its sales on cash basis, it has no accounts receivable. Inventories at the end of 2010 were $4.8 million, compared to $3.3 million as of December 31, 2009, reflecting the growth in operations and the decision to increase feed inventories to ensure availability and to secure favorable pricing.  The Company had made a $530,000 refundable deposit as of December 31, 2010 for a potential farm asset acquisition.  Cash flow generated from operations during 2010 was $7.2 million.

2010 Earnings Conference Call

To attend the Tianli 2010 conference call, please use either the dial-in or webcast information below.

Ms. Hanying Li, Chairwoman and CEO, Mr. Bihong Zhang, CFO and Ms. Zoe Guo, Tianli’s VP and US Representative, will host the conference call. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for the "Tianli Agritech, Inc. call" and/or be prepared to provide the conference ID.

Date:	Friday, March 18, 2011
Time:	9:00 am US Eastern Time
Conference Line Dial-In (U.S.):	1-877-941-2321
International Dial-In:	1-480-629-9714

Conference ID:	4425119 “Tianli Agritech”
Webcast:	http://viavid.net/dce.aspx?sid=0000830B

Please dial in at least 10 minutes before the call to ensure timely participation.

A playback of the call will be available from 12:00 Noon Eastern Time on March 18 until 11:59 pm Eastern Time on March 25, 2011. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 4425119.

This call is also being webcast by ViaVid Broadcasting and can be accessed by clicking on this link: http://viavid.net/dce.aspx?sid=0000830B or at ViaVid's website at http://www.viavid.net, where the webcast can be accessed through March 18, 2012.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tianli Agritech, Inc.
Ms. Zoe Guo
US Representative
Phone: (818)-640-5616
Email: zoe@tianli-usa.com
Web: http://www.tianli-china.com

Tianli Agritech, Inc.
Mr. Kuni Qiao
Executive Assistant
Phone: 86-151-0113-7061
Email: executiveassistant01@tianli-china.com
Web: http://www.tianli-china.com

Investor Relations
John Mattio, SVP
HC International, Inc.
Phone: (203)-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net

TIANLI AGRITECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$7,983,793	$2,022,295
Inventories	4,819,805	3,272,438
Advances to suppliers	1,036,765	175,108
Purchase deposit	530,303	-
Prepaid expense	83,832	-
Other current assets	330,744	24,147
Total Current Assets	14,785,242	5,493,988
Plant and equipment	13,354,379	7,780,342

Construction advances	273,727	-
Construction in progress	-	1,346,903
Biological assets	3,440.253	742,060
Intangible assets	742,954	731,699
Total Assets	$32,595,555	$16,094,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$728,266	$658,164
Accounts payable	136,536	331,522
Acquisition payables	921,212	1,793,921

Due to related parties	-	654,463
Total Current Liabilities	1,786,014	3,438,070
Total Stockholders’ Equity	30,809,541	12,656,922
Total Liabilities and Stockholders’ Equity	$32,595,555	$16,094,992

TIANLI AGRITECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2010	2009
Sales	$21,279,164	$12,550,533
Cost of goods sold	12,097,076	7,752,191
Gross profit	9,182,088	4,798,342
Total operating expenses	1,194,999	425,846
Income from operations	7,987,089	4.372,496
Interest expense, net	(31,388)	(61,005)
Subsidy and other income	202,971	214,472
Income before income taxes	8,158,672	4,525,963
Income taxes	—	—
Net income	$8,158,672	$4,525,963

Basic & Diluted Weighted Average Shares	9,023,630	8,125,000
Basic & Diluted Earnings Per Share	$0.90	$0.56

TIANLI AGRITECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,158,672	$4.525.963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,124,874	1,033,355
Inventory allowance	152,276	190,319

Recovery of supplier advances previously written off	(80,622)	-
Stock-based compensation	26,918	-
Changes in operating assets and liabilities:

Advances to suppliers	(360,169)	(73,090)

Inventories	(1,345,473)	(850,254)

Prepaid expense	(83,832)	-
Other current assets	(217,333)	(16,979)
Accounts payable and accrued liabilities	(222,172)	101,549
Total adjustments	(1,005,533)	384,900
Net cash provided by operating activities	7,153,139	4,910,863

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase deposit	(530,303)	-

Construction advances	(818,182)	-
Purchase of biological assets	(3,195,574)	(431,014)
Purchase of plant and equipment	(5,399,050)	(2,359,772)
Net cash used in investing activities	(9,943,109)	(2,790,786)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Repayment of short-term loans	(665,690)	-
Proceeds from short-term loans	710,070	-
Proceeds from IPO	12,000,000	-
Offering expenses incurred for IPO	(2,841,740)	-
Due to related parties	(662,460)	(309,590)
Net cash provided by (used in) financing activities	8,540,180	(309,590)
NET INCREASE IN CASH	5,750,210	1,810,487
EFFECT OF EXCHANGE RATE CHANGES ON CASH	211,288	1,497
CASH, BEGINNING OF PERIOD	2,022,295	210,311
CASH, END OF PERIOD	$7,983,793	$2,022,295